MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of results and operations and financial condition for Buffets, Inc. is presented for informational purposes pursuant to the indenture governing Buffets, Inc.‘s 11 ¼% senior subordinated notes due 2010. You should read the following discussion in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this informational disclosure. Unless the context indicates or requires otherwise, (i) the terms “Buffets”, “we”, “our” and “Company” refer to Buffets, Inc. and its subsidiaries and (ii) the terms “parent company” and “Buffets Holdings” refer to Buffets Holdings, Inc., our sole shareholder. Some of the statements in the following discussion are forward-looking statements. See “Forward-Looking Statements and Risk Factors.”

Overview

        We are the largest operator of company-owned stores in the buffet/grill sector as measured in both sales and number of restaurants. Our restaurants are principally operated under the names Old Country Buffet(R) and HomeTown Buffet(R). As of April 5, 2006, we had 338 company-owned restaurants and 18 franchised locations in 35 states.

        We were founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet(R). In October 1985, we completed our initial public offering and were listed on The NASDAQ National Market. In September 1996, we merged with HomeTown Buffet, Inc., which was developed by one of our co-founders and had 80 company-owned HomeTown Buffet(R) restaurants in 11 states and 19 franchised restaurants in eight states. In October 2000, we were acquired by Buffets Holdings, a company organized by Caxton-Iseman Capital, Inc., in a buyout from public shareholders.

        Our financial results are significantly impacted by changes in sales at our company-owned restaurants. Changes in sales are largely driven by changes in average weekly guest counts and average guest check. Average weekly guest counts are affected by changes in consumer confidence, competition, economic conditions and unusual weather patterns. We monitor average weekly guest counts very closely, as they directly impact our revenues and profits, and focus substantial efforts on growing these numbers on a same-store basis. Same-store average weekly sales and guest counts are affected by several factors including, our ability to consistently deliver a high-quality, value-priced selection of home-style cooked meals in a clean and pleasant self-service buffet format and the success of our marketing promotions and other business strategies.

        Our business model is characterized by a relatively fixed cost structure, particularly in the short term. Accordingly, changes in marginal average weekly sales volume can have a more significant impact on our profitability than for a business possessing a more variable cost structure. Over a longer time horizon, by virtue of our diversified food offerings, we are able to address the semi-fixed element of food cost by modifying our offerings or by highlighting other foods on the menu in order to reduce consumption on the higher cost items. In addition, we monitor our labor costs and hourly employee productivity, as measured by the number of guests served per labor hour, on a weekly basis to ensure that restaurants are responsive in scheduling and managing our labor to varying levels of guest traffic.

        Since we were acquired by Buffets Holdings in a buyout from its public shareholders in October 2000, we have focused on improving asset management and optimizing our capital structure. As a result, we have had net closures of 66 restaurants in less attractive locations either through early termination, or non-renewal at lease end, since October 2000.

        Our fiscal year comprises 52 or 53 weeks divided into four fiscal quarters of 12, 12, 16 and 12 or 13 weeks.

        The following is a description of the line items from our condensed consolidated Income Statements:

•	We recognize as restaurant sales the proceeds from the sale of food and beverages at our company owned restaurants at the time of such sale. We recognize the proceeds from the sale of gift certificates/cards when the gift certificates/cards are redeemed at our restaurants. Until redemption, the unearned revenue from the sale of gift certificates/cards is included in accrued liabilities on our consolidated balance sheets. Our franchise income includes royalty fees and initial franchise fees received from our franchisees a nd is recognized in other income. Royalty fees are based on gross sales and are recognized in income as sales are generated.

•	Restaurant costs reflect only direct restaurant operating costs, including food, labor and direct and occupancy costs. Labor costs include compensation and benefits for both hourly and restaurant management employees. Direct and occupancy costs consist primarily of costs of supplies, maintenance, utilities, rent, real estate taxes, insurance, depreciation and amortization.

•	Advertising expenses reflect all advertising and promotional costs.

•	General and administrative expenses reflect all costs, other than advertising expenses, not directly related to the operation of restaurants. These expenses consist primarily of corporate administrative compensation and overhead, district and regional management compensation and related management expenses and the costs of recruiting, training and supervising restaurant management personnel.

•	Closed restaurant costs represent costs associated with store closure of under performing restaurants, including, but not limited to lease termination costs and obligations and employee termination costs.

•	Impairment of assets reflects fair market adjustments to the carrying value of long-lived assets, primarily comprised of leasehold improvements and equipment.

•	Interest expense reflects interest costs associated with our debt, amortization of debt issuance cost and accretion of original issuance discount on our subordinated notes and bonds.

•	Interest income reflects interest earned on our short-term investments.

•	Effective as of July 28, 2005, we entered into Amendment No. 1, dated as of April 6, 2005, to our Amended and Restated Credit Agreement, dated as of February 20, 2004. Loss related to refinancing in fiscal 2006 is comprised of transaction fees incurred in conjunction with this amendment.

•	Loss related to the early extinguishment of debt reflects the costs associated with redeeming a portion of our 11 1/4% senior subordinated notes prior to their maturity during fiscal year 2005.

•	Other income primarily reflects franchise fees earned.

•	Income tax expense reflects the current and deferred tax provision (benefit) determined in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

Critical Accounting Policies

        Our condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions, including those related to recoverability of long-lived assets, goodwill, self-insurance reserves and income taxes. Management bases its estimates and assumptions on historical experience and on various other factors made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

        We believe the following critical accounting policies affect management’s significant estimates and assumptions used in the preparation of our condensed consolidated financial statements.

Long-Lived Assets

        We test property and equipment for impairment annually or whenever events or circumstances indicate that the carrying amount of a restaurant’s assets may not be recoverable. We test for impairment using historical cash flows and other relevant facts and circumstances as the primary basis for our estimates of future cash flows. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely as individual restaurants. A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows, including disposal value, if any, is less than its carrying amount.

        If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, we generally measure fair value by discounting estimated future cash flows. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. Accordingly, actual results could vary significantly from such estimates.

        During the first forty weeks of fiscal 2006, we recognized a loss of approximately $1.4 million related to the impairment of long-lived assets for 16 restaurants. There were no impairment charges recognized during the first forty weeks of fiscal 2005.

Goodwill

        We test the recoverability of goodwill annually or whenever events or circumstances indicate that the carrying amount may not be recoverable. Goodwill is deemed to be impaired if the fair value of a reporting unit is less than its carrying value. If goodwill is determined to be impaired, the loss is measured as the amount by which the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. The fair value of a reporting unit is an estimate based on assumptions regarding its future cash flows. In the event that these assumptions change in the future, we may be required to record impairment charges related to our goodwill. There were no impairment charges during the first forty weeks of fiscal 2006 or fiscal 2005.

Insurance Reserves

        We carry insurance reserves for exposure related to our workers compensation, general liability, medical and dental programs. We effectively self-insure a significant portion of certain risks through the use of large self-insured retentions combined with stop-loss coverage, or by maintaining large deductibles on traditional policies of insurance. The liability represents an estimate of the ultimate cost of claims incurred and unpaid as of the balance sheet date, including both reported claims and claims that have been incurred but not reported. The estimated liability is established based upon historical claims data and third-party actuarial estimates of settlement costs for incurred claims. Our estimates include our judgments and independent actuarial assumptions regarding economic conditions, the frequency and severity of claims and claim development patterns and settlement practices. These estimates and assumptions are monitored and adjusted when warranted by changing circumstances. Changes in these factors may produce materially different amounts of expense and liabilities that would be reported under these insurance programs.

Closed Restaurant Reserve

        We maintain a closed restaurant reserve for restaurants that are no longer being utilized in current operations. The closed restaurant costs are principally comprised of our estimates of lease termination costs and obligations, net of sublease and other cash receipts, and employee termination costs. Many factors including the local business environment, other available lease sites, the ability to secure subleases, the creditworthiness of subtenants, and our success at negotiating early termination agreements with lessors are considered in establishing the accruals. Adjustments to the reserve primarily relate to changes in subtenant income or actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the changes become known. The store closing reserve was $1.5 million and $3.0 million as of June 29, 2005 and April 5, 2006, respectively.

        We closed sixteen under performing restaurants in the third quarter of fiscal 2006. We incurred cash charges related to these store closures in the third quarter of fiscal 2006 of approximately $3.8 million. These charges included approximately $3.2 million related to lease termination costs and obligations, $0.4 million related to employee termination costs and $0.2 million related to other associated costs. These charges were expensed as incurred pursuant to SFAS 146 and are recorded in “closed restaurant costs” in the condensed consolidated income statements.

Income Taxes

        We estimate certain components of our provision for income taxes. These estimates include, among other items, depreciation and amortization expense allowable for tax purposes, allowable tax credits for items such as the Working Opportunity Tax Credit and taxes paid on reported employee tip income, effective rates for state and local taxes, and the tax deductibility of certain other items. Our estimates are based on current tax laws, the best available information at the time of the provision and historical experience. Income tax returns are subject to audit by federal, state, and local governments, generally years after the returns are filed. These returns could be subject to material adjustments or differing interpretations of the tax laws.

        Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax basis of existing assets and liabilities based on currently enacted tax laws and tax rates in effect for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the quarter, plus the change during the quarter in deferred income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Gift Cards

        Historically, we have sold gift certificates to our guests. Beginning in November 2002, we stopped selling paper gift certificates and began selling gift cards. Proceeds from the sale of gift cards are initially recorded as a liability when received. Revenues from the sale of gift cards at our restaurants are recognized upon redemption. In estimating the related gift card liability, we analyze historical trends to derive our estimates of future gift card redemption patterns. The assumptions and activity are closely monitored for changes in escheatment laws and redemption patterns. We adjust our gift card liability based on historical and expected non-redemption trends. These adjustments are classified within direct and occupancy costs in our condensed consolidated income statements. The gift card/certificate liability was $4.1 million and $4.5 million as of June 29, 2005 and April 5, 2006, respectively.

Results of Operations

        The following discussion reflects our historical results for the 16-week periods ended April 6, 2005 and April 5, 2006. Our future results may not be consistent with our historical results. The following discussion should be read in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this report.

	Sixteen Weeks Ended
	April 6, 2005	April 5, 2006
Significant items that impacted results of operations:
Closed restaurant costs (1)	$460	$4,413

(1)	Closed restaurant costs were $4.4 million during the third quarter of fiscal 2006 as compared to $0.5 million for the comparable prior year period. The increase was due in large part due to the closure of 16 under performing restaurants in the third quarter of fiscal 2006 compared with zero store closures in the comparable prior year period. The prior year costs represent charges related to stores that had previously closed. We incurred cash charges related to these store closures in the third quarter of fiscal 2006 of approximately $3.8 million. These charges included approximately $3.2 million related to lease termination costs and obligations, $0.4 million related to employee termination costs and $0.2 million related to other associated costs. Non-cash charges related to these closures were approximately $0.1 million.

        The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

	Sixteen Weeks Ended
	April 6, 2005		April 5, 2006
	(dollars in thousands)
Restaurant sales	$277,567	100.0%	$292,584	100.0%
Restaurant costs	243,977	87.9	255,793	87.4
Advertising expenses	6,919	2.5	7,338	2.5
General and administrative expenses	12,140	4.4	13,092	4.5
Closed restaurant costs	460	0.2	4,413	1.5

Operating income	14,071	5.1	11,948	4.1
Interest expense	11,550	4.2	12,348	4.2
Interest income	(137)	--	(135)	--
Other income	(297)	(0.1)	(293)	(0.1)

Income before income taxes	2,955	1.1	28	--
Income tax expense (benefit)	915	0.3	(110)	--

Net income	$2,040	0.7	$138	--

    Certain percentage amounts do not sum to total due to rounding.

        Restaurant Sales. Restaurant sales increased $15.0 million, or 5.4%, during the sixteen weeks ended April 5, 2006 over the comparable prior year period. Average weekly sales for the third quarter of fiscal 2006 increased 8.0% over the comparable prior year period to $53,139. This improvement was primarily due to an increased check average. Same-store sales for the sixteen weeks ended April 5, 2006 increased by 6.0% compared to the comparable prior year period. The increase was comprised of a 6.5% increase in average check, partially offset by a 0.5% decline in guest traffic. We currently expect same-store sales for the fourth quarter of fiscal 2006 (the 12-week period ending June 28, 2006) to range between a two and a four percent improvement versus the comparable period in fiscal 2005.

        Restaurant Costs. Restaurant costs for the third quarter of fiscal 2006 decreased by 0.5% as a percentage of sales compared with the comparable prior year period. Food costs increased 1.2% as a percentage of sales during the third quarter of fiscal 2006 as compared to the prior year period primarily due to our steak and shrimp promotions, which commenced early in fiscal 2006. Our steak offerings were introduced in the first quarter of fiscal 2006 and were expanded system-wide during the second quarter and further expanded in frequency to six-to-seven days per week during the third quarter. Labor costs decreased 1.4% as a percentage of sales in large part due to improved sales leverage, as well as a reduction in workers compensation costs as compared to the prior year period. Direct and occupancy costs decreased by 0.3% as a percentage of sales versus the comparable quarter in the prior year primarily due improved sales leverage attributable to reasonably fixed costs on an improving sales base. We currently expect that restaurant costs will range between 84.5% and 86.5% as a percentage of sales during the fourth quarter of fiscal 2006.

        Advertising Expenses. Advertising costs were flat as a percentage of sales during the third quarter of fiscal 2006 versus the comparable quarter in the prior year as the increased promotional advertising in conjunction with the expansion of our system-wide steak promotion was offset in large part by improved sales leverage. There was an emphasis placed on media placements to capitalize on the traditional summer surge in consumer traffic. We expect that advertising costs will range between 2.9% and 3.3% as a percentage of sales during the fourth quarter of 2006.

        General and Administrative Expenses. General and administrative expenses increased 0.1% as a percentage of sales during the third quarter of fiscal 2006 as compared to the 16 weeks ended April 6, 2005. This increase was largely due to higher severance expense and professional fees, partially offset by reasonably fixed costs on an improving sales base. We currently expect that general and administrative expenses will range between 4.3% and 4.7% as a percentage of sales for the fourth quarter of fiscal 2006.

        Interest Expense. Interest expense was flat as a percentage of sales during the third quarter of fiscal 2006 versus the comparable prior year period. We currently expect that interest expense will range between 3.8% and 4.2% as a percentage of sales for the fourth quarter of fiscal 2006.

        Income Taxes. Income tax expense decreased 0.3% as a percentage of sales for the sixteen weeks ended April 5, 2006 compared to the sixteen weeks ended April 6, 2005 principally due to the decrease in income before income taxes.

For the 40 Weeks Ended April 6, 2005 Compared to the 40 Weeks Ended April 5, 2006. Our future results may not be consistent with our historical results. The following discussion should be read in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this report.

	Forty Weeks Ended
	April 6, 2005	April 5, 2006
Significant items that impacted results of operations:
Closed restaurant costs (1)	$2,304	$5,511
Impairment of assets (2)	--	1,350
Loss related to refinancing (3)	--	647
Loss related to early extinguishment of debt (4)	1,923	--

(1)	Closed restaurant costs were $5.5 million during the first forty weeks of fiscal 2006 as compared to $2.3 million for the comparable prior year period. The increase was due in large part due to the closure of 18 under performing restaurants in the first forty weeks of fiscal 2006 compared with nine store closures in the comparable prior year period. We incurred cash charges related to these store closures in the first forty weeks of fiscal 2006 of approximately $3.9 million. These charges included approximately $3.2 million related to lease termination costs and obligations, $0.4 million related to employee termination costs and $0.3 million related to other associated costs. Non-cash charges related to these closures were approximately $0.2 million.

(2)	We test property and equipment for impairment annually or whenever events or circumstances indicate that the carrying amount of a restaurant's assets may not be recoverable. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely as individual restaurants. During the first forty weeks of fiscal 2006, the Company recognized a loss of approximately $1.4 million related to impairments of the carrying value of its long-lived assets for 16 restaurants, as the carrying value of these long-lived assets exceeded their fair value. Fourteen of these restaurants were subsequently closed. There were no impairment charges recognized during the first forty weeks of fiscal 2005.

(3)	Effective as of July 28, 2005, we entered into Amendment No. 1, dated as of April 6, 2005, to our Amended and Restated Credit Agreement, dated as of February 20, 2004. In conjunction with this amendment we incurred $0.6 million in transactions fees during the first quarter of fiscal 2006.

(4)	During the first quarter of fiscal 2005, we paid approximately $15.7 million to redeem approximately $14.3 million of our 11 1/4% senior subordinated notes at an average price of 106.7%. The difference between the premium purchase price and the discounted carrying value of the senior subordinated notes, as well as the associated write-off of debt issuance costs, was recognized as a loss related to the early extinguishment of debt.

        The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

	Forty Weeks Ended
	April 6, 2005		April 5, 2006
	(dollars in thousands)
Restaurant sales	$699,950	100.0%	$737,596	100.0%
Restaurant costs	609,346	87.1	638,373	86.5
Advertising expenses	17,835	2.5	24,238	3.3
General and administrative expenses	32,916	4.7	33,191	4.5
Closed restaurant costs	2,304	0.3	5,511	0.7
Impairment of assets	--	--	1,350	0.2

Operating income	37,549	5.4	34,933	4.7
Interest expense	28,189	4.0	30,172	4.1
Interest income	(383)	(0.1)	(338)	--
Loss related to refinancing	--	--	647	0.1
Loss related to early extinguishment of debt	1,923	0.3	--	--
Other income	(717)	(0.1)	(777)	(0.1)

Income before income taxes	8,537	1.2	5,229	0.7
Income tax expense	2,875	0.4	1,979	0.3

Net income	$5,622	0.8	$3,250	0.4

    Certain percentage amounts do not sum to total due to rounding.

        Restaurant Sales. Restaurant sales for the forty weeks ended April 5, 2006 increased $37.6 million, or 5.4%, compared with the forty weeks ended April 6, 2005. Average weekly sales for the first forty weeks of fiscal 2006 of $52,731 were 6.9% higher than the comparable prior year period’s average weekly sales of $49,313. Same-store sales for the first forty weeks of fiscal 2006 increased by 5.5% compared to the comparable prior year period, reflecting a 6.2% increase in average check, partially offset by a 0.7% decline in guest traffic.

        Restaurant Costs. Restaurant costs for the first forty weeks of fiscal 2006 decreased 0.6% as a percentage of sales compared with the comparable prior year period. Food costs increased 1.0% as a percentage of sales primarily due to our steak and shrimp promotions, which commenced early in fiscal 2006. Our steak offerings were introduced in the first quarter of fiscal 2006 and were expanded system-wide in the second quarter and further expanded in frequency to six-to-seven days per week during the third quarter. Labor costs were 1.3% lower as a percentage of sales than those experienced in the comparable forty weeks in the prior year in large part due to improved sales leverage, as well as a reduction in workers compensation costs as compared to the prior year period. Direct and occupancy costs decreased by 0.1% measured as a percentage of sales versus the comparable period in the prior year primarily due to improved sales leverage attributable to reasonably fixed costs on an improving sales base.

        Advertising Expenses. Advertising costs increased 0.8% as a percentage of sales during the first forty weeks of fiscal 2006 versus the comparable period in the prior year as we significantly increased promotional advertising in conjunction with the expansion of our system-wide steak promotion during the second quarter. This heightened marketing commitment, resulting in media coverage for approximately 75% of our buffet units, served to announce the system-wide introduction of steak offerings. Television advertising was expanded into areas that had previously not received advertising. The scope of advertising was reduced in the third quarter to a level more consistent with prior years.

        General and Administrative Expenses. General and administrative expenses decreased 0.2% as a percentage of sales during the first forty weeks of fiscal 2006 as compared to the comparable period in the prior year. This decrease was largely due to reasonably fixed costs on an improving sales base.

        Interest Expense. Interest expense increased 0.1% as a percentage of sales during the first forty weeks of fiscal 2006 versus the comparable prior year period primarily due to rising interest rates on our term loans.

        Income Taxes. Income tax expense decreased 0.1% as a percentage of sales for the first forty weeks of fiscal 2006 versus the comparable prior year period principally due to the decrease in income before income taxes. The increase in the effective tax rate was primarily due to the cumulative impact of the conversion of one of our subsidiaries to a limited liability company (LLC) in the second quarter. Effective September 22, 2005, OCB Restaurant Co. was converted to OCB Restaurant Company, LLC. In conjunction with this LLC conversion, we recognized a cumulative charge of $368,000 to restate the carrying value of our deferred tax assets, to reflect a lower expected future tax rate.

Liquidity and Capital Resources

        Cash flows generated from our operating activities provide us with a significant source of liquidity. Our sales are primarily for cash or credit and settlement occurs within a few days. Our cash from operations is used for debt service payments, capital expenditures, including remodeling initiatives, payments to vendors and general corporate purposes. Vendors are paid on terms ranging from 14 to 35 days. In addition to cash flows from operations, revolving credit loans and swingline loans are available to us under our credit facility. Letters of credit issued under the letter of credit facility are also available to us to support payment obligations incurred for our general corporate purposes. Our favorable vendor terms relative to the timing of our cash receipts allow us to voluntarily accelerate our debt repayments, resulting in significant working capital deficit.

        Historically, our capital requirements have been for the development and construction of new restaurants, restaurant refurbishment and the installation of new information systems. We expect these requirements to continue in the foreseeable future.

        Operating Activities. Net cash provided by operating activities was $25.4 million for the first forty weeks ended April 5, 2006 and $29.3 million for the first forty weeks ended April 6, 2005. Net cash provided by operating activities exceeded net income for the first forty weeks of fiscal 2006 principally due to the effect of depreciation and amortization, an increase in the loss related to the impairment of assets, a loss on disposal of assets, and a decrease in receivables, partially offset by an increase in prepaid expenses and other assets, a decrease in accounts payable and a decrease in accrued and other liabilities. Net cash provided by operating activities exceeded net income for the first forty weeks of fiscal 2005 principally due to the effect of depreciation and amortization and the loss on disposal of assets, partially offset by an increase in prepaid expenses and other assets and a decrease in accrued and other liabilities.

        Investing Activities. Net cash used in investment activities was $22.8 million for the first forty weeks ended April 5, 2006 and $20.9 million for the first forty weeks ended April 6, 2005. Investment activities were largely comprised of capital expenditures for both periods. During the first forty weeks of fiscal 2006, remodeling and improvement costs on our existing restaurants accounted for approximately $19.8 million of our capital expenditures. The bulk of the remainder of our capital expenditures during the first forty weeks of fiscal 2006 was comprised of new construction expenditures. During the first forty weeks of fiscal 2005, new restaurant construction accounted for approximately $10.1 million of our capital expenditures. The remainder of our capital expenditures during the first forty weeks of fiscal 2005 were primarily comprised of remodeling and improvement costs on our existing restaurants.

        Financing Activities. Net cash used in financing activities totaled $17.8 million for the first forty weeks of fiscal 2006 and $22.6 million for the first forty weeks of fiscal 2005. Financing activities consisted primarily of accelerated repayments of debt in both periods. We completed our partial bond repurchase program in August 2004, cumulatively expending $49.5 million to redeem $43.9 million of senior subordinated notes at an average price of 109.2% over a period of approximately six months. During the first quarter of fiscal 2005, we spent $15.7 million to redeem $14.3 million of senior subordinated notes at an average price of 106.7%.

      Future Capital Expenditures.

        During the remainder of fiscal 2006, we plan to:

•	Spend approximately $1 million on a new restaurant to be opened this fiscal year.

•	Spend approximately $7 million on remodeling and improvement costs that will be capitalized. Remodeling incorporates design elements to update the decor of our existing facilities including a lighter, more contemporary interior design and expanded dessert displays. Other improvement costs include a variety of outlays such as display grills, new carpet, equipment and minor leasehold improvements.

        In addition, we plan to spend approximately $5 million on the repair and maintenance of our existing restaurant locations, which amounts will be expensed. This will encompass expenditures to keep equipment in good working order and leasehold improvements in good condition, without substantially extending the economic lives of the underlying assets.

        Store Closures. We closed 18 under performing restaurants in the first forty weeks of fiscal 2006. We incurred cash charges related to these store closures of approximately $3.9 million. These charges included approximately $3.2 million related to lease termination costs and obligations, $0.4 million related to employee termination costs and $0.3 million related to other associated costs. As of April 5, 2006, $1.8 million of these cash charges have been paid.

        We are not aware of any other material event or trend that would potentially affect our capital requirements or liquidity. For the next twelve months, we believe that cash flow provided by operations, landlord contributions, credits received from trade suppliers and available borrowing capacity will be adequate to finance our development plans, on-going operations and debt service obligations.

Credit Facilities and Other Long Term Debt

        On February 20, 2004, we entered into an amended and restated senior credit facility (“Credit Facility”). The Credit Facility provides for total borrowings of up to $310.0 million, including (i) a $230.0 million term loan, (ii) a $30.0 million revolving credit facility, (iii) a $20.0 million letter of credit facility, and (iv) a $30.0 million synthetic letter of credit facility. The terms of the Credit Facility permit us to borrow, subject to availability and certain conditions, incremental term loans or to issue additional notes in an aggregate amount up to $25.0 million.

        Effective as of July 28, 2005, Buffets Holdings entered into Amendment No. 1, dated as of April 6, 2005 (the “Amendment”), to our Amended and Restated Credit Agreement, dated as of February 20, 2004. The Amendment relaxed the interest coverage and maximum leverage ratios of the Amended and Restated Credit Agreement with which we are required to comply.

        As of April 5, 2006, the Company had $38.7 million in outstanding letters of credit, which expire through November 15, 2007. As of April 5, 2006, total borrowing availability was $41.3 million, which is comprised of a revolving credit facility of $30.0 million and letter of credit facilities of $11.3 million.

        On June 28, 2002, we issued $230.0 million aggregate principal amount of its 11¼% senior subordinated notes due July 15, 2010 at 96.181%. Interest on our senior subordinated notes is payable semi-annually on January 15 and July 15 of each year. Except in the event of an initial public offering, we are not entitled to redeem our senior subordinated notes prior to July 15, 2006, after which we can choose to redeem some or all of our senior subordinated notes at specified redemption prices.

Seasonality and Quarterly Fluctuations

        Our sales are seasonal, with a lower percentage of annual sales occurring in most of our current market areas during the winter months. Generally, restaurant sales per unit are lower in the winter months, our third fiscal quarter ending in April of each year. The impact of these reduced average weekly sales are mitigated in our quarterly data presentations through the inclusion of 16 weeks in the quarter ending in early April of each year, compared to only 12 or 13 weeks in each of the other fiscal quarters. Our restaurant sales may also be affected by unusual weather patterns, particularly during the winter months, major world events or matters of public interest that compete for customers’ attention.

Forward-Looking Statements and Risk Factors

Certain statements contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. We have tried, whenever possible, to identify these forward-looking statements using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions. Similarly, statements herein that describe our business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general business and economic conditions, negative publicity, the impact of competition, the seasonality of our business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, public health developments including avian flu, governmental regulations, and inflation. For a detailed discussion of risks and uncertainties that may cause our future performance to differ from that projected in the forward-looking statements, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets Holdings’ Form 10-K filed with the Securities and Exchange Commission on September 23, 2005. All forward-looking statements speak only as of the date of this report. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this report.

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 6,	April 5,
	2005	2006
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,793	$5,367
Receivables	7,641	5,156
Inventories	18,963	18,429
Prepaid expenses and other current assets	10,114	7,878
Deferred income taxes	15,207	12,346

Total current assets	63,718	49,176
PROPERTY AND EQUIPMENT, net	144,636	144,718
GOODWILL	312,163	312,163
DEFERRED INCOME TAXES	704	5,403
OTHER ASSETS, net	10,832	8,327

Total assets	$532,053	$519,787

LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable	$43,560	$43,844
Accrued liabilities	64,760	66,301
Income taxes payable	6,896	8,473
Current maturities of long-term debt	2,097	1,862

Total current liabilities	117,313	120,480
LONG-TERM DEBT, net of current maturities	384,486	360,478
DEFERRED LEASE OBLIGATIONS	22,942	28,212
OTHER LONG-TERM LIABILITIES	6,830	6,424

Total liabilities	531,571	515,594
SHAREHOLDER'S EQUITY:
Common stock; $.01 par value, 100 shares authorized; 100 shares issued and
outstanding	--	--
Retained earnings	482	4,193

Total shareholder's equity	482	4,193

Total liabilities and shareholder's equity	$532,053	$519,787

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

	Sixteen Weeks Ended		Forty Weeks Ended
	April 6,	April 5,	April 6,	April 5,
	2005	2006	2005	2006
	(Unaudited)
	(In thousands)
RESTAURANT SALES	$277,567	$292,584	$699,950	$737,596
RESTAURANT COSTS:
Food	92,292	100,956	230,532	249,932
Labor	84,842	85,317	211,552	213,005
Direct and occupancy	66,843	69,520	167,262	175,436

Total restaurant costs	243,977	255,793	609,346	638,373
ADVERTISING EXPENSES	6,919	7,338	17,835	24,238
GENERAL AND ADMINISTRATIVE
EXPENSES	12,140	13,092	32,916	33,191
CLOSED RESTAURANT COSTS	460	4,413	2,304	5,511
IMPAIRMENT OF ASSETS	--	--	--	1,350

OPERATING INCOME	14,071	11,948	37,549	34,933
INTEREST EXPENSE	11,550	12,348	28,189	30,172
INTEREST INCOME	(137)	(135)	(383)	(338)
LOSS RELATED TO REFINANCING	--	--	--	647
LOSS RELATED TO EARLY
EXTINGUISHMENT OF DEBT	--	--	1,923	--
OTHER INCOME	(297)	(293)	(717)	(777)

INCOME BEFORE INCOME TAXES	2,955	28	8,537	5,229
INCOME TAX EXPENSE (BENEFIT)	915	(110)	2,875	1,979

Net income	$2,040	$138	$5,662	$3,250

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Sixteen Weeks Ended		Forty Weeks Ended
	April 6,	April 5,	April 6,	April 5,
	2005	2006	2005	2006
	(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Net income	$2,040	$138	$5,662	$3,250
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	9,779	9,610	24,942	24,221
Amortization of debt issuance cost	322	362	829	906
Accretion of original issue discount	230	243	595	601
Loss related to early extinguishment of debt	--	--	1,923	--
Deferred income taxes	--	--	1,037	--
Loss on disposal of assets	108	724	1,763	1,011
Impairment of assets	--	--	--	1,350
Changes in assets and liabilities:
Receivables	(1,500)	423	(570)	1,584
Inventories	(683)	(104)	(603)	(168)
Prepaid expenses and other current assets	(4,863)	(2,626)	(4,870)	(1,564)
Accounts payable	5,774	(102)	561	(1,039)
Accrued and other liabilities	(7,348)	(8,893)	(2,765)	(4,388)
Income taxes payable	735	(191)	746	(394)

Net cash provided by (used in) operating activities	4,594	(416)	29,250	25,370

INVESTING ACTIVITIES:
Purchase of property and equipment	(10,389)	(11,361)	(20,732)	(23,441)
Proceeds from sale of property and equipment	--	--	--	--
(Purchase) sale of other assets	(1,091)	1,111	(122)	611

Net cash used in investing activities	(11,480)	(10,250)	(20,854)	(22,830)

FINANCING ACTIVITIES:
Repayment of debt	(13,109)	(16,008)	(21,781)	(17,016)
Reduction of restricted cash available for early
extinguishment of debt	--	--	16,228	--
Use of restricted cash for early extinguishment of debt	--	--	(15,736)	--
Capital distributions	(89)	(770)	(1,290)	(770)

Net cash used in financing activities	(13,198)	(16,778)	(22,579)	(17,786)

NET CHANGE IN CASH AND CASH
EQUIVALENTS	(20,084)	(27,444)	(14,183)	(15,246)
CASH AND CASH EQUIVALENTS, beginning of
period	31,877	32,811	25,976	20,613

CASH AND CASH EQUIVALENTS, end of period	$11,793	$5,367	$11,793	$5,367

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for--
Interest (net of capitalized interest of $232, $109, $371
and $243)	$17,856	$18,940	$32,451	$37,149

Income taxes	$177	$81	$1,088	$2,372